Exhibit 99.1

NEWS RELEASE
CALIFORNIA WATER SERVICE GROUP

1720 North First Street	April 23, 2012
San Jose, CA 95112-4598	For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)
Tom Smegal (408) 367-8200 (media)

CALIFORNIA PUBLIC UTILITIES COMMISSION APPROVES ACCELERATED WATER REVENUE ADJUSTMENT MECHANISM (WRAM) AND

MODIFIED COST BALANCING ACCOUNT (MCBA) AMORTIZATION

SAN JOSE, CA  — At its meeting Thursday, April 19, the California Public Utilities Commission (CPUC) issued a decision adopting a compromise position proposed by California Water Service Company (Cal Water), the CPUC’s Division of Ratepayer Advocates (DRA), and three other water utilities.  The decision revises CPUC policy, removing the requirement that WRAM balances reach a certain threshold before recovery and, in most cases, allowing the company to recover the balances within 18 months.  The decision also orders Cal Water to address changes to the WRAM or alternative mechanisms in its 2012 General Rate Case (GRC) to limit the magnitude of customer surcharges in the future. Cal Water expects that this change will allow it to recognize more of its WRAM/MCBA revenue in the current period and improve the company’s cash flow.  In addition, the decision will reduce the number and duration of overlapping surcharges, which generate confusion and may send unintended price signals to current and future ratepayers.

In its 2011 year-end earnings release, California Water Service Group (Group) announced that it was required to delay recognition of $12.9 million of revenue and $2.4 million of pretax income because CPUC policy prohibited collection in a longer period than Generally Accepted Accounting Principles (GAAP) permits in order to count as current period revenue.

According to President and Chief Executive Officer Peter C. Nelson, the decision provides a reasonable solution in the short term and should improve our cash flows from operations.

“We are pleased that the CPUC recognized that this was a significant problem and adopted a solution supported by all parties in the case.  And although we have concerns that some discussion and future requirements in the decision appear contrary to the CPUC’s Water Action Plan’s focus on promoting water conservation, we are confident that Commissioners will continue to implement policies consistent with its Plan and state law,” Nelson said.

“We will have the opportunity to revisit these rate mechanisms in the General Rate Case we will file in July 2012, and we will continue to work toward solutions that are equitable to the company and our customers, and outcomes that enable continued progress in increasing water-use efficiency,” he added.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.

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